As filed with the Securities and Exchange Commission October 1, 2004	Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________

RIVERSIDE THERAPEUTICS, INC.
(Name of small business issuer in its charter)

Delaware	2833	26-0087161
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

787 7th Avenue, 48th Floor New York, New York 10019 (212) 554-4300 (Address and telephone number of principal executive offices and principal place of business)

Michael Weiser, M.D., Ph.D.
President
Riverside Therapeutics, Inc.
787 7th Avenue, 48th Floor
New York, New York 10019
Telephone: (212) 554-4300
Facsimile: (212) 554-4355
(Name, address and telephone number of agent for service)

Copies to:
William M. Mower, Esq.
Christopher J. Melsha, Esq.
Maslon Edelman Borman & Brand, LLP
90 South 7th Street, Suite 3300
Minneapolis, Minnesota 55402
Telephone: (612) 672-8200
Facsimile: (612) 672-8397

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement, as shall be determined by the selling stockholders identified herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
__________________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $.001 per share	4,000,000	$.001	$4,000.00	$0.51

(1)	There is also being registered hereunder an indeterminate number of shares of common stock as shall be issuable as a result of a stock split, stock dividend, combination or other change in the outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based upon a per share amount of $.001, the price at which the selling stockholders identified herein purchased the shares being registered. There is currently no trading market for the Registrant’s common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

OFFERING PROSPECTUS

Subject to completion, dated October 1, 2004

RIVERSIDE THERAPEUTICS, INC.

4,000,000  Shares

Common Stock

The selling stockholders identified on page 21 of this prospectus are offering on a resale basis a total of 4,000,000 shares of our common stock. We will not receive any proceeds from the sale of these shares by the selling stockholders.

There is currently no trading market for our common stock. The shares being offered hereby may be sold at prices to be determined by the selling stockholders in privately-negotiated transactions. We intend to seek to have our common stock quoted on the Over-the-Counter Bulletin Board. After our common stock is quoted on the OTC Bulletin Board, if ever, the shares may be sold by the selling stockholders at prevailing market prices or privately negotiated prices.
________________

The securities offered by this prospectus involve a high degree of risk.
See “Risk Factors” beginning on page 4.
________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this Prospectus is , 2004.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus in its entirety.

Our Company

We aim to acquire, develop and commercialize biomedical and biopharmaceutical technologies designed to treat, prevent or detect diseases primarily in the area of oncology. We intend to acquire proprietary rights to technologies that treat, prevent or detect disease, through licensing or other arrangements and, once acquired, to fund the research and development of such technologies with the goal of bringing the technologies to market through a thorough, vigorous and diligent program for exploitation of the technologies as timely and efficiently as possible. We do not currently hold the rights to any product candidate or other technology, but are actively pursuing a number of opportunities. We have not received any commercial revenues to date and, until we acquire the rights to develop and commercialize a product candidate and receive the necessary approvals from the United States Food and Drug Administration (“FDA”) or a similar foreign regulatory authority relating to the manufacture and sale of such product candidate, we will not have any revenues from operating activities.

We were incorporated in Delaware in May 2004. Our executive offices are located at 787 7th Avenue, 48th Floor, New York, New York, 10019 and our telephone number is (212) 554-4300.

Risk Factors

For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 4 of this prospectus.

The Offering

The selling stockholders identified on page 21 of this prospectus are offering, on a resale basis, 4,000,000 shares of our common stock, which represents all of the currently outstanding shares of our common stock.

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RISK FACTORS

An investment in our common stock is extremely risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

Risks Relating to our Business

We do not currently have the rights to develop or commercialize any biomedical or biopharmaceutical product candidate and we will need additional funds to acquire such rights.

We currently do not have the rights to develop or commercialize any biomedical or pharmaceutical product candidate and there can be no assurances that we will ever be able to do so. In pursuing novel drug candidates, we will be competing against fully integrated pharmaceutical companies and smaller companies that are seeking to acquire new technologies for their pipelines. We have generated no revenues from operations or otherwise and will not be able to do so until we acquire the rights to develop a product candidate and obtain the necessary approvals from the United States Federal Drug Administration or counterpart regulating authorities in other countries. We will require substantial additional financing, either by selling shares of our stock our borrowing funds from others, in order to finance the acquisition of a product candidate, whether by license or otherwise.

Once we obtain the rights to develop and commercialize a drug candidate, we will require significant additional financing.

•	We will not only require additional financing to acquire a drug candidate, but once having acquired one, we will need significant additional financing to develop and bring the drug to market. Our future capital requirements will depend on numerous factors, including:

•
the terms of our license agreements pursuant to which we obtain the right to develop and commercialize drug candidates, including the amount of license fees and milestone payments required under such agreements;
the results of any clinical trials;

•	the scope and results of our research and development programs;

•	the time required to obtain regulatory approvals;

•	our ability to establish and maintain marketing alliances and collaborative agreements; and

•	the cost of our internal marketing activities.

Additional financing may not be available on acceptable terms, if at all. If adequate funds are not available, we will be required to delay, scale back or eliminate a future drug development program or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to technologies or products that we would not otherwise relinquish.

We do not currently have a full-time management team.

We are a development-stage company. While our current officers and directors are individuals with significant experience in the identification, negotiation and acquisition of novel technologies, they will only be committing a portion of their working time to the our business. We will need to recruit and hire a full-time management team consisting of individuals with relevant industry and/or academic experience. Our future success depends in large part on our ability to attract qualified management personnel.

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We will experience significant negative cash flow and may never become profitable.

Because drug development takes several years and is extremely expensive, we expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability, even if we succeed in acquiring, developing and commercializing one or more drug candidates. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	acquire the rights to develop and commercialize a drug candidate;

•	undertake pre-clinical development and clinical trials for drug candidates that we acquire;

•	seek regulatory approvals for drug candidates;

•	implement additional internal systems and infrastructure;

•	lease additional or alternative office facilities; and

•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

We have a very limited operating history upon which to base an investment decision.

We are a development-stage company and have not yet demonstrated any ability to perform the functions necessary for the successful commercialization of any drug candidates. Since inception, our operations have been limited to organizing and staffing, and seeking to acquire, develop and secure proprietary technology. These efforts do not provide a sufficient basis for you to assess our ability to develop and commercialize any product candidates and the advisability of investing in our securities.

We may not obtain the necessary U.S. or worldwide regulatory approvals to commercialize our product candidates.

We will need FDA approval to commercialize drug candidates in the U.S. and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of a drug candidate, we will be required to first submit to the FDA for approval an Investigational New Drug Application, or an “IND,” which will set forth our plans for clinical testing of a particular drug candidate.

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When the clinical testing for our product candidates is complete, we will then be required to submit to the FDA a New Drug Application, or “NDA,” demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration will require significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, a drug candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may still ultimately reject an NDA. Failure to obtain FDA approval of a drug candidate will severely undermine our business development by reducing our ability to recover the development costs expended in connection with a drug candidate and realize any profit from commercializing a drug candidate.

In foreign jurisdictions, we will be required to obtain approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Assuming we are able to acquire the rights to develop and commercialize a product candidate, we will be required to expend significant time, effort and money to conduct human clinical trials necessary to obtain regulatory approval of any product candidate. Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of any product candidate will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials.

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The results of any clinical trial may not support our product candidate claims.

Even if any clinical trials we undertake with respect to a future product candidate that we acquire are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure may cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues.

Physicians and patients may not accept and use our drugs.

Even if the FDA approved any product candidate that we acquired and subsequently developed, physicians and patients may not accept and use them. Acceptance and use of the product candidates we acquire (if any) will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs;

•	cost-effectiveness of our product relative to competing products;

•	availability of reimbursement for our products from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because our business plan contemplates that substantially all of any future revenues we will realize will result from sales of product candidates that we develop, the failure of any of drugs we acquire and develop to find market acceptance would significantly harm our financial condition.

We intend to rely upon third-party researchers and other collaborators who will be outside our control.

We intend to collaborate with third parties, such as drug investigators, researchers and manufacturers, in the development of any product candidate that we acquire. Such third parties, which might include universities and medical institutions, will likely conduct the necessary pre-clinical and clinical trials for a product candidate that we develop. Accordingly, our successful development of any product candidate will likely depend on the performance of these third parties. These collaborators will not be our employees, however, and we may be unable to control the amount or timing of resources that they will devote to our programs. For example, such collaborators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us in the future. If our collaborators were to assist our competitors at our expense, our competitive position would be harmed.

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We will rely exclusively on third parties to formulate and manufacture our product candidates.

We do not currently have, and have no current plans to develop, the capability to formulate or manufacture drugs. Rather, we intend to contract with one or more manufacturers to manufacture, supply, store and distribute drug supplies that will be needed for any clinical trials we undertake.  If we received FDA approval for any product candidate, we would rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers will expose us to the following risks:

•	We may be unable to identify manufacturers on commercially reasonable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•	Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•	Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

We may not be able to successfully compete against other drug companies.

The market for new drugs is characterized by intense competition and rapid technological advances. If any drug candidate that we develop receives FDA approval, we will likely compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost or with fewer side-effects. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

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We will be competing against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have drug candidates already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. Assuming we are successful in acquiring the right rights to develop and commercialize a cancer drug candidate, we will likely need to expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage such growth effectively, our business would be harmed.

We are controlled by current officers, directors and principal stockholders.

Our directors, executive officers and principal stockholders beneficially own approximately 89 percent of our outstanding voting stock and, including shares underlying outstanding options and warrants, this group beneficially owns approximately 89 percent of our common stock. Accordingly, these persons and their respective affiliates have the ability to exert substantial influence over the election of our Board of Directors and the outcome of issues submitted to our stockholders.

Risks Related to Our Securities

There is no market for our common stock.

No market exists for our common stock and one may never develop. To the extent there is no market for our common stock, it will be difficult for you to resell shares of our common stock.

If a market for our common stock ever develops, our common stock is likely to initially be a “penny stock,” which will make it more difficult for you to sell shares of our common stock.

In addition, assuming a trading market ever develops, our common stock will likely be a “penny stock.” Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. The penny stock rules may make it difficult for you to sell your shares of our stock. Because of the rules, there is less trading in penny stocks. Also, many brokers choose not to participate in penny-stock transactions. Accordingly, you may not always be able to resell shares of our common stock publicly at times and prices that you feel are appropriate.

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To the extent a market for our common stock ever develops, the prices at which are shares are traded will likely be volatile.

Even if a trading market is ever established for our common stock, you should expect the prices at which our stock is traded to be highly volatile. The expected volatile price of our stock will make it difficult to predict the value of your investment, to sell your shares at a profit at any given time, or to plan purchases and sales in advance. A variety of other factors may also affect the market price of our common stock. These include, but are not limited to:

•	publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

•	delays or failures in initiating, completing or analyzing pre-clinical or clinical trials or the unsatisfactory design or results of these trials;

•	achievement or rejection of regulatory approvals by our competitors or us;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	developments concerning our collaborations;

•	regulatory developments in the United States and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our results of operations;

•	changes in financial estimates by securities analysts; and

•	sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. We undertake no obligation to update forward-looking statements. The risks identified under the heading “Risk Factors” in this prospectus, among others, may impact forward-looking statements contained in this prospectus.

PLAN OF OPERATIONS

Overview

We are a development stage company that seeks to acquire the rights to develop and commercialize novel therapeutic drug candidates designed to treat unmet medical needs in the area of oncology. We may also pursue opportunities that treat, prevent or detect other human illnesses, such as cardiology or immunology. We do not currently own the rights to develop or commercialize any drug candidate and we have no means of generating any revenues from operations. Because pharmaceutical products are often in development for several years before final approval from the FDA is obtained, if ever, we would not expect to be able to generate any revenues from operations for a number of years after we acquired a drug candidate. Additionally, because drug development requires large investments of time, effort and money, we will need significant additional financing in order to complete the development of any drug candidate.

Plan of Operation

Currently, we have outstanding debt of approximately $50,000. In June and August, 2004, we issued 3-year promissory notes in the aggregate amount of $50,441 to Paramount BioCapital Investments, LLC, a New York based biotechnology merchant and investment bank. The notes bear interest at a rate of five percent (5%). We believe our funds are adequate to run our operation until we acquire full time management and acquire a technology. At that time, we will need significant additional financing, although there is no guarantee that such financing will be available on commercially reasonable terms, if at all.

Our existing management will direct their efforts, on a part time basis, to identify and attempt to procure novel therapeutic technologies for the treatment of cancer and other diseases. They will also seek to recruit and hire a fill-time chief executive officer and other full-time members of a senior management team with experience in drug research and development and/or pharmaceutical marketing. We expect such senior management, once hired, to hire additional personnel following acquisition of a technology.

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OUR BUSINESS

Overview

We are a development stage company that was incorporated under Delaware law on May 6, 2004. We plan to acquire and develop innovative products for the treatment of a variety of human diseases, primarily in the area of oncology. Our strategy is to acquire the proprietary rights to develop and commercialize drug candidates that address important unmet medical needs. We intend to engage in the through, vigorous and diligent pre-clinical and clinical investigation of such drug candidates with the goal of bringing the drug candidates to market.

We do not currently own the rights to develop or commercialize any drug candidate and we have no means of generating any revenues from operations. We are actively seeking to acquire the rights to develop and commercialize novel therapeutic drug candidates. Because pharmaceutical products are often in development for several years before final approval from the FDA is obtained, if ever, we do not expect to be able to generate any revenues from operations for a number of years after we acquire a drug candidate. Additionally, because drug development requires large investments of time, effort and money, we will need significant additional financing in order to complete the development of any drug candidate.

Cancer Overview

The term cancer generally describes a group of diseases characterized by either the runaway growth of cells or the failure of cells to die normally. Often, cancer cells spread to distant parts of the body where they can form new tumors. Cancer can arise in any organ of the body and strikes one of every two American men and one of every three American women at some point in their lives.

Each year, nearly 1.4 million new cases of cancer are diagnosed in the United States, a figure that does not include the 900,000 cases of skin cancer diagnosed annually. Cancer is the second leading cause of death (after heart disease) in the United States, accounting for 560,000 deaths every year.

There are more than 100 different varieties of cancer, which can be divided into six major categories:

•	Carcinomas, the most common type of cancer, originate in tissues that cover a surface or line a cavity of the body;

•	Sarcomas begin in tissue that connects, supports or surrounds other tissues and organs. Lymphomas are cancers of the lymph system, the circulatory system that bathes and cleanses the body’s cells;

•	Leukemias involve blood-forming tissues and blood cells;

•	Brain cancers, as their name indicates, are cancers that begin in the brain; and

•	Skin cancers, including dangerous melanomas, originate in the skin.

Cancer is caused by a series of mutations, or alterations, in genes that control cells’ ability to grow and divide. Some mutations are inherited; others arise from environmental factors such as smoking or exposure to chemicals, radiation, or viruses that damage cells’ DNA. The mutations cause cells to divide relentlessly or lose their normal ability to die. Cancers are considered metastatic if they spread via the blood or lymphatic system to other parts of the body to form secondary tumors.

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This year, one in four deaths in the U.S. is expected to be due to cancer. For all forms of cancer combined, the 5-year relative survival rate is 62 percent. Despite the fact that the cancer mortality rate in the U.S. has risen steadily for the past 50 years, scientific advances appear to have begun to turn the tide. 1997 was the first year in the past half century in which fewer Americans died of cancer than the year before - the start of what researchers hope will be a long-term decline in cancer deaths.

The cost of cancer to the healthcare system is significant. The National Institute of Health (“NIH”) estimates that the overall cost of cancer in 2002 was $171.6 billion. This cost includes $60.9 billion in direct medical expenses, $15.5 billion in indirect morbidity costs, and $95.2 billion in indirect mortality costs.

Cancer Treatments

Normal cells grow and die in a controlled way. When cancer occurs, cells in the body that are not normal keep dividing and forming more cells without control. Major treatments for cancer include surgery, radiotherapy, and chemotherapy. There are many different drugs that are used to treat cancer, including cytotoxics or antineoplastics, hormones, and biologics. There are also many experimental treatments under investigation including radiation sensitizers, vaccines, gene therapy and immunotoxins.

Radiotherapy, also called radiation therapy, is the treatment of cancer and other diseases with ionizing radiation. Ionizing radiation deposits energy that injures or destroys cells in the area being treated (the “target tissue”) by damaging their genetic material, making it impossible for these cells to continue to grow. Although radiation damages both cancer cells and normal cells, the latter are able to repair themselves and function properly. Radiotherapy may be used to treat localized solid tumors, such as cancers of the skin, tongue, larynx, brain, breast, or uterine cervix. It can also be used to treat leukemia and lymphoma (cancers of the blood-forming cells and lymphatic system, respectively). Scientists also are looking for ways to increase the effectiveness of radiation therapy. Side effects of radiotherapy may include skin rash, pain, flu like symptoms, and moderate to severe cardiovascular and respiratory problems.

Cytotoxics are anticancer drugs that destroy cancer cells by stopping them from growing or multiplying. Healthy cells can also be harmed, especially those that divide quickly. Harm to healthy cells will often cause side effects. These cells usually repair themselves after chemotherapy. Treatment with cytotoxins or “chemotherapy” can be used for different goals including to cure the cancer (when the patient remains free of evidence of cancer cells), control the cancer (by keeping the cancer from spreading), and to relieve symptoms of cancer (such as pain can help patients live more comfortably). There are numerous serious side effects of chemotherapy that vary depending on the therapy and cancer treated, but may include skin rash, hair loss, pain, cardiovascular and respiratory problems, hearing loss, gastrointestinal problems including diarrhea and nausea, headaches, bone marrow suppression, flu like symptoms, depression, and various other disorders.

Market and Competition

The global cancer market was estimated at $33.5 billion in 2003. Cytotoxics or antineoplastics account for 28% or $9.5 billion of the total global cancer drug market. Predominant classes of cytotoxic agents are antimetabolites, alkylating agents, cytotoxic antibiotics, vinca alkaloids, platinum compounds, and taxanes.

Competition in the pharmaceutical industry and in the oncology pharmaceutical market in particular is intense. Many of the world’s largest pharmaceutical companies have oncology drugs currently in development. These companies are all substantially larger and more established than we are and have significantly greater financial and other resources than we do.

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Approximately 9.6 million American’s have cancer. The most common cancers are lung, breast, colon and rectum and prostate cancers. More than 200 oncology/hematology products are currently in development by pharmaceutical/drug development companies. Although the market may appear to be crowded, it should be noted that there are dozens of different types of cancers that currently require additional therapies. Since 1990, approximately 73 oncology products have been approved by the FDA.

Additionally, many new oncology products that are approved are “combination” products. In other words, products that are supplemental to existing therapies, and do not necessarily have to replace existing therapies to be commercially successful products. Older chemotherapy products are still the standard of care for most cancers. The market for supportive care products to treat cancer side effects or to enhance the effectiveness and reduction of toxicity of existing therapies is large.

Even though we believe there are significant commercial opportunities in cancer, we may also pursue technologies with the potential to treat diseases other than cancer. There are tremendous commercial opportunities for new therapies and drugs that may be able to treat immunological disorders, cardiovascular disorders, neurological disorders, infectious disease, sexual dysfunction and respiratory disorders. Accordingly, we may also evaluate, acquire and develop potential products that treat, detect, or prevent disease relating to the foregoing.

Government Regulation

The research, development, manufacturing and marketing of pharmaceutical products are subject to regulation for safety and efficacy. Drug licensing laws require licensing of manufacturing facilities, carefully controlled research and testing of products, governmental review and approval of results prior to marketing of therapeutic products and adherence to Good Manufacturing Practices (“GMP”) during production. In the United States, these activities are subject to rigorous regulation by the federal Food and Drug Administration (“FDA”).

Our success will ultimately be dependent upon obtaining marketing approval for drugs we acquire and develop and will depend on our ability to comply with worldwide regulations governing the manufacturing, quality control, pre-clinical evaluation and clinical testing of investigational new drugs. Depending upon the circumstances surrounding the clinical evaluation of a product, we may undertake clinical trials, contract clinical trial activities to contract research organizations or rely upon corporate partners for such development.

The principal activities that must be completed after initial research and before obtaining approval for marketing in the United States are as follows:

(a)	pre-clinical studies, being laboratory and animal toxicology tests performed to assess the safety and potential efficacy of the product;

(b)	submission of an investigational new drug (“IND”) application in the US which must become effective before human clinical trials commence;

(c)	Phase I clinical trials, the initial introduction of the product into human subjects, under which the compound is tested for safety, dosage, tolerance, metabolic interaction, distribution, excretion and pharmacodynamics;

(d)	Phase II clinical trials involving studies in a limited patient population to:

•	determine the efficacy of the product for specific targeted indications;
•	determine optimal dosage; and
•	identify possible adverse effects and safety risks;

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(e)	Phase III clinical trials which are undertaken to further evaluate clinical efficacy of the product and to further test for its safety within an expanded patient population at geographically dispersed clinical study sites;

(f)	The submission of a new drug application (“NDA”) to the FDA; and

(g)	FDA approval of an NDA prior to any commercial sale or shipment of the product in the United States, including pre-approval and post-approval inspections of its manufacturing facilities.

Two key factors influencing the rate of progression of clinical trials are the rate at which patients are available to participate in the research project and whether effective treatments are currently available for the disease that the drug is intended to treat.

An IND must be filed and accepted by the FDA before each phase of human clinical trials may begin. The IND application must contain specified information including the results of the pre-clinical studies or clinical tests completed at the time of the IND application. In addition, since the method of manufacture may affect the safety and efficacy of a drug, information on manufacturing methods and standards and the stability of the drug substance and the dosage form must be presented so that the FDA can ensure that the product that may eventually be sold to the public has the same composition as that determined to be effective and sage in the clinical trials. Production methods and quality control procedures must be in place to ensure a relatively pure compound, essentially free of contamination and uniform with respect to all quality control aspects.

Upon completion of all clinical studies the results are submitted to the FDA as part of a NDA to obtain approval to commence marketing the product.

In addition, an establishment license application must be filed and approved by the FDA for the production of a product and test sites must demonstrate that Good Laboratory Practices and Good Clinical Practices have been maintained during pre-clinical and clinical evaluation. We may collaborate in later stages of development of our drug candidates with companies that have experience in manufacturing in accordance with Good Laboratory Practices and Good Clinical Practices. Even after marketing approval for a drug has been obtained, further studies may be required (sometimes called Phase IV studies). Post-market studies may provide additional data on safety and efficacy necessary to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested and approved.

The research and development, manufacture and marketing of pharmaceutical products are subject to regulation in the United States by the FDA and by comparable regulators in foreign countries. The governmental regulation governing the drug development process in Europe, Japan and Canada are similar, although not identical to the regulation in the United States described above. Developing drugs and gaining marketing approval in foreign countries will be an additional expense we will incur. These national agencies and other federal, state, provincial and local entities will regulate the testing, manufacture, and safety and promotion of any products that we may be developed.

Many aspects of the structure and substance of the FDA and foreign pharmaceutical regulatory practices have been reformed during recent years, and continued reform is under consideration in a number of forums. The ultimate outcome and impact of such reforms and potential reforms cannot be reasonably predicted.

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Intellectual Property

Our goal is to obtain, maintain and enforce patent protection for our future products candidates, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. We intend to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and elsewhere in the world.

We will also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how which is not patentable, and for inventions for which patents may be difficult to enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all employees, consultants, advisors and other contractors to enter into confidentiality agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Manufacturing

We do not have any manufacturing capabilities and do not intend to develop such capabilities even after we obtain and develop a product candidate. Instead, we intend to contract with third party manufacturers to produce sufficient quantities of future product candidates for use in clinical trials.

Employees

We do not currently have any employees. Although they are not being compensated for their services, Michael Weiser, John Knox and Stephen C. Rocamboli currently serve as our president, treasurer and secretary, respectively. These individuals work on a part time basis and devote only a portion of their time to us. Further, David M. Tanen served, also without compensation, as our president from inception until September 2004.

Properties

Our executive offices are located at 787 7th Avenue, 48th Floor, New York, New York 10019. We currently occupy this space pursuant to an oral understanding under which we pay rent of approximately $1,000 per month to Paramount BioCapital, Inc., effective October 1, 2004, until we can find suitable space elsewhere in New York City. We believe that our existing facilities are adequate to meet our current requirements. We do not own any real property.

Legal Matters

We are not a party to any material litigation and are not aware of any threatened litigation that would have a material adverse effect on our business.

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MANAGEMENT

Directors and Executive Officers

Name	Age	Position
Michael Weiser	41	President and Director
David M. Tanen	33	Director
Stephen C. Rocamboli	33	Secretary and Director
John Knox	35	Treasurer

Michael Weiser, M.D., Ph.D. has been President and a director of our company since September 2004. Dr. Weiser is currently also the Director of Research of Paramount BioCapital Asset Management. Dr. Weiser is also a member of Orion Biomedical GP, LLC, and serves on the board of directors of several privately held companies. Dr. Weiser also serves as a director of VioQuest Pharmaceuticals, Inc. (OTCBB: VQPH.OB)  since February 2003 and Manhattan Pharmaceuticals, Inc. (OTCBB: MHTT.OB), a pharmaceutical development company, since February 2003. Dr. Weiser received an M.D. from New York University School of Medicine and a Ph.D. in Molecular Neurobiology from Cornell University Medical College. Dr. Weiser completed a Postdoctoral Fellowship in the Department of Physiology and Neuroscience at New York University School of Medicine and performed his post-graduate medical training in the Department of Obstetrics and Gynecology and Primary Care at New York University Medical Center.

David M. Tanen has served as a member of our Board of Directors since our inception and he served as president of our company from inception until September 2004. Mr. Tanen is currently a partner in Two Rivers Holdings, LLC, a biotechnology venture capital firm in New York. From July 1996 until September 2004, Mr. Tanen served as General Counsel of Paramount BioCapital, Inc., an NASD member broker dealer, and Paramount BioCapital Investments, LLC where he helped found numerous biotechnology companies. Mr. Tanen also serves as a member of the Board of Directors of Manhattan Pharmaceuticals, Inc. (OTCBB:MHTT.OB), a publicly traded biotechnology company, VioQuest Pharmaceuticals, Inc. (OTCBB:VQPH.OB), a publicly traded life sciences company and as an officer and/or director of several other privately held development-stage biotechnology companies. Mr. Tanen holds a bachelor’s degree from the George Washington University, and a law degree from Fordham University School of Law. Mr. Tanen will devote only a portion of his business time to our business.

Stephen C. Rocamboli has served as our secretary and director since our inception. Since September 2004, Mr. Rocambili has been Senior Managing Director and General Counsel of Paramount BioCapital, Inc, an NASD member broker dealer, and Paramount Capital Investments, LLC, a merchant bank specializing in biotechnology venture capital, and previously served as deputy general counsel of those companies from 1999. Since November 2002, Mr. Rocamboli has been interim chairman of the board of directors of Princeton, New Jersey based VioQuest Pharmaceuticals, Inc. (OTCBB:VQPH.OB), a publicly traded life sciences company. From November 2002 to December 2003, Mr. Rocamboli served as a director of Adherex Technologies, Inc. (TSX:AHX), a publicly traded company that has several drugs in development for the treatment of cancer or its side effects. Mr. Rocamboli also serves as a member of the board of directors of several other privately held development stage biotechnology companies. Prior to joining Paramount, Mr. Rocamboli practiced law in the health care field. He holds a law degree from Fordham University School of Law and a bachelor’s degree from the State University of New York at Albany. Mr. Rocamboli will devote only a portion of his business time to our business.

John Knox has served as our Treasurer since our inception. Mr. Knox has been the controller of Paramount BioCapital, Inc. since March 1995. Previously, he worked as an auditor at Eisner LLP (f/k/a Richard A. Eisner & Company, LLP) from October 1991 through February 1995. Mr. Knox is currently treasurer of VioQuest Pharmaceuticals, Inc. (OTCBB.VQPH.OB), a publicly traded life sciences company. Mr. Knox serves as an officer of several other privately held biotechnology companies. Mr. Knox holds a bachelor’s degree in accounting from Emory University. Mr. Knox will devote only a portion of his business time to our business.

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There are no family relationships among our executive officers or directors.

Compensation of Executive Officers

None of our executive officers currently receives compensation for their services. As we begin to hire a full-time management team, we will be required to pay salaries and other compensation that is competitive with other development stage biotechnology companies.

Options and Stock Appreciation Rights

We have not granted any stock options or stock appreciation rights to any of our executive officers or directors. However, as with salaries, we expect that we will have to grant stock options or other equity rights to successfully recruit full-time members of our management.

Long Term Incentive Plan Awards

No long term incentive plan awards have ever been granted by us.

Compensation of Directors

Our board members do not receive any compensation for their services as directors, although directors are reimbursed for reasonable expenses incurred in connection with attending meetings of the board and of committees of the board and performing other services for us or on our behalf.

Employment Agreements

We do not have any employment or other compensation agreements with any of our officers or directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the our common stock as of September 30, 2004, by (i) each person known by us to be the beneficial owner of more than 5 percent of the outstanding common stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity. Unless otherwise indicated, the address of each of the following persons is 787 Seventh Avenue, 48th Floor, New York, New York 10019.

Name	Shares Beneficially Owned	Percent of Class
Michael Weiser	320,000	8.0
David M. Tanen	102,365	2.6
Stephen C. Rocamboli	102,365	2.6
John Knox	20,000	*
All directors and executive officers as a group	544,730	13.6

J. Jay Lobell (1)	2,049,105	51.2
Jason Stein	320,000	8.0
Lindsay A. Rosenwald, M.D. (2)	375,125	9.4
Jeffrey Serbin	200,000	5.0
Peter Kash	200,000	5.0
___________
* less than 1 percent

(1)	Includes 1,946,740 shares held in five separate trusts for the benefit of Lindsay A. Rosenwald, M.D. and his children, with respect to which Mr. Lobell is administrator or trustee and has sole voting and dispositive power.

(2)	Does not include the 1,946,740 shares held in five separate trusts established for the benefit of Dr. Rosenwald and his children, as described in note 1 above. Includes 121,300 shares held by Horizon BioMedical Investments, LLC (“Horizon”), of which Dr. Rosenwald is managing member and has sole voting and sipositive power. Dr. Rosenwald disclaims beneficial ownership over the shares held in trust for his benefit and for the benefit of his minor children and the share held by Horizon, except to the extent of his pecuniary interest therein, if any.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lindsay A. Rosenwald, who owns a substantial number of our shares our common stock, is Chairman and Chief Executive Officer of Paramount BioCapital, Inc., an NASD member broker dealer specializing in private placements for publicly traded and privately held biotechnology companies and managing member of Paramount BioCapital Investments, LLC, a venture capital company specializing in the identification of novel therapeutic technologies. As of August 31, 2004, Paramount BioCapital Investments, LLC, an affiliate of Paramount BioCapital, Inc., has loaned the Company the aggregate principal amount of approximately $50,000. We may borrow additional amounts from Paramount BioCapital Investments, LLC. The loans from Paramount Capital Investments are evidenced by a promissory note bearing interest at 5 percent per annum. Our office space is located in the offices of Paramount, and we pay Paramount $1,000 per month for such office space and other administrative services. In addition, Dr. Weiser and Messrs. Rocamboli and Knox are employees of Paramount.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Market for Common Stock

There is presently no market for our common stock. We anticipate applying to have our common stock quoted on the OTC Bulletin Board following the effective date of the registration statement that included this prospectus. However, we can provide no assurance that our common stock will be quoted on the OTC Bulletin Board or that, if quoted, a market will ever develop.

Record Holders

As of September 30 2004, there were 23 holders of record of our common stock.

Dividends

We have not paid or declared any dividends on our common stock and we do not anticipate paying dividends on our common stock for the foreseeable future.

2004 Stock Incentive Plan

In August 2004, we adopted our 2004 Stock Incentive Plan (the “2004 Plan”). The 2004 Plan authorizes the granting of stock based awards to purchase up to 800,000 shares of our common stock to our current and future employees, directors (including non-employee directors), consultants and other individuals who provide services to us. Under the 2004 Plan, our board of directors or a committee of two or more non-employee directors designated by our board will administer the 2004 Plan and will have the power to make awards, to determine when and to whom awards will be granted, the form of each award, the amount of each award, and any other terms or conditions of each award consistent with the terms of the 2004 Plan. The types of awards that may be granted under the 2004 Plan will include incentive and non-qualified stock options, restricted and unrestricted stock, stock appreciation rights, performance units and other stock-based awards. Each award agreement will specify the number and type of award, together with any other terms and conditions as determined by the board of directors or committee in their sole discretion.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling stockholders.

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SELLING STOCKHOLDERS

The following table sets forth the number of shares of the common stock owned by the selling stockholders as of September 30, 2004, and after giving effect to this offering.

Name	Shares beneficially owned before offering	Shares offered by selling stockholder	Percentage beneficial ownership after offering
William Corcoran	40,000	40,000	—
Elena Guttenplan	17,500	17,500	—
Jillian Hoffman	56,000	56,000	—
Horizon BioMedical Investments, LLC	375,125(1)	121,300	—
Peter Kash	200,000	200,000	—
Scott Katzmann	10,000	10,000	—
Joshua Kazam	102,365	102,365	—
John Knox (3)	20,000	20,000	—
J. Jay Lobell	2,049,105(2)	102,365	—
Timothy J. McInerney	38,675	38,675	—
Jennifer McNealey	17,500	17,500	—
Stephen C. Rocamboli (4)	102,365	102,365	—
Lindsay A. Rosenwald	375,125(1)	253,825	—
Lindsay A. Rosenwald Alaska Irrevocable Indenture Trust	233,000	233,000	—
Lindsay A. Rosenwald 2000 Irrevocable Indenture of Trust	233,000	233,000	—
Lindsay A. Rosenwald Rhode Island Irrevocable Indenture of Trust	233,000	233,000	—
Lindsay A. Rosenwald Nevada Irrevocable Indenture of Trust	233,000	233,000	—
The Lindsay Rosenwald 2000 Family Trust	1,014,740	1,014,740	—
Michael Rosenman	29,000	29,000	—
Jeffrey Serbin	200,000	200,000	—
Jason Stein	320,000	320,000	—
David M. Tanen (5)	102,365	102,365	—
Michael Weiser (6)	320,000	320,000	—
Total		4,000,000
__________

(1)
Represents 121,300 shares held by Horizon BioMedical Investments, LLC and 253,825 shares held by Dr. Rosenwald. Dr. Rosenwald is the Managing Member of Horizon BioMedical Investments, LLC. The shares held by Horizon BioMedical Investments are also being offered by this prospectus. Does not include the 1,946,740 shares held in trust for the benefit of Dr. Rosenwald and his children described in note (2).

(2)
Includes 1,946,740 shares held in five separate trusts for the benefit of Lindsay A. Rosenwald, M.D. and his children, with respect to which Mr. Lobell is administrator or trustee and has sole voting and dispositive power. Each of the trusts is also a selling stockholder.

(3)	Mr. Knox is our Treasurer.
(4)	Mr. Rocamboli is our Secretary and a member of the board of directors.
(5)	Mr. Tanen is a member of the board of directors and was our president from our inception until September 2004.
(6)	Dr. Weiser is our president and a member of our board of directors.

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PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

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DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and the material provisions of our certificate of incorporation and bylaws. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and other agreements, copies of which are available as set forth under “Where You Can Find More Information.”

General

Our certificate of incorporation authorizes us to issue up to 45,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of September 30, 2004, there were 4,000,000 shares of our common stock issued and outstanding, all of which are being offered by this prospectus. No shares of preferred stock are issued and outstanding. Each outstanding share of our common stock is validly issued, fully paid and non-assessable.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

Under our certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by law, to issue up to 5,000,000 shares of preferred stock in one or more series without further stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock. Accordingly, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation and bylaws provides that will indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Following the effective date of the registration statement that included this prospectus, we will be required to file information with the SEC concerning our business and operations, including annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file information electronically with the SEC.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

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EXPERTS

The financial statements of Riverside Therapeutics, Inc. as of August 31, 2004 and for the period from May 6, 2004 (date of inception) to August 31, 2004 have been audited by J. H. Cohn LLP, our independent registered public accounting firm. We have included these financial statements in this prospectus and elsewhere in the registration statement in reliance on J. H. Cohn LLP’s report, which includes an explanatory paragraph relating to our ability to continue as a going concern, given on their authority as experts in accounting and auditing.

26

RIVERSIDE THERAPEUTICS, INC.
(A DEVELOPMENT STAGE COMPANY)

Index

Page

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet
August 31, 2004	F-3

Statement of Operations
Period from May 6, 2004 (Date of Inception) through August 31, 2004	F-4

Statement of Changes in Stockholders’ Deficiency
Period from May 6, 2004 (Date of Inception) through August 31, 2004	F-5

Statement of Cash Flows
Period from May 6, 2004 (Date of Inception) through August 31, 2004	F-6

Notes to Financial Statements	F-7

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Riverside Therapeutics, Inc.

We have audited the accompanying balance sheet of Riverside Therapeutics, Inc. (a development stage company) as of August 31, 2004, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the period from May 6, 2004 (date of inception) through August 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riverside Therapeutics, Inc. (a development stage company) as of August 31, 2004, and its results of operations and cash flows for the period from May 6, 2004 (date of inception) through August 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5, the Company’s net loss, negative cash flows from operating activities and working capital and stockholders’ deficiencies, among other things, raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP

Roseland, New Jersey
September 7, 2004

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RIVERSIDE THERAPEUTICS, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET
AUGUST 31, 2004

ASSETS
Current assets - cash	$53,912

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current liabilities - accrued expenses	$8,000

Notes payable and accrued interest - related party	50,637
Total liabilities	58,637

Contingencies

Stockholders’ deficiency:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—
Common stock, par value $.001; 45,000,000 shares authorized; 4,000,000 shares issued and outstanding	4,000
Deficit accumulated during the development stage	(8,725)
Total stockholders’ deficiency	(4,725)

Total	$53,912

See Notes to Financial Statements.

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RIVERSIDE THERAPEUTICS, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS
PERIOD FROM MAY 6, 2004 (DATE OF INCEPTION)
THROUGH AUGUST 31, 2004

Operating expenses	$8,529

Interest expense	196

Net loss	$(8,725)

See Notes to Financial Statements.

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RIVERSIDE THERAPEUTICS, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY
PERIOD FROM MAY 6, 2004 (DATE OF INCEPTION)
THROUGH AUGUST 31, 2004

			Deficit
			Accumulated
			During the	Total
	Common Stock		Development	Stockholders'
	Number of Shares	Amount	Stage	Deficiency

Issuance of founder stock on May 6, 2004	4,000,000	$4,000		$4,000
Net loss			$(8,725)	(8,725)
Balance, August 31, 2004	4,000,000	$4,000	$(8,725)	$(4,725)

See Notes to Financial Statements.

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RIVERSIDE THERAPEUTICS, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS
PERIOD FROM MAY 6, 2004 (DATE OF INCEPTION)
THROUGH AUGUST 31, 2004

Operating activities:
Net loss	$(8,725)
Adjustments to reconcile net loss to net cash
used in operating activities:
Changes in operating liabilities:
Accrued expenses	8,000
Accrued interest payable	196
Net cash used in operating activities	(529)

Financing activities:
Proceeds from notes payable	50,441
Proceeds from issuance of common stock	4,000
Net cash provided by financing activities	54,441

Net increase in cash and balance, August 31, 2004	$53,912

See Notes to Financial Statements.

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RIVERSIDE THERAPEUTICS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Business and summary of significant accounting policies:
Nature of operations:
Riverside Therapeutics, Inc. (the "Company") was incorporated on May 6, 2004 under the laws of the State of Delaware, and is a New York-based development stage biopharmaceutical company that will attempt to acquire, develop and commercialize early-stage biomedical and pharmaceutical technologies designed to treat, prevent or detect disease, most probably cancer.

Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes:
The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There was no current or deferred income tax expense (benefit) recorded for the period from May 6, 2004 (date of inception) to August 31, 2004 because of the Company’s loss from operations. The Company’s net operating loss is immaterial and the related deferred tax asset has been fully offset by a valuation allowance.

Stock-based compensation:
The Company accounts for its employee and director stock option plan (see Note 4) in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company measures compensation expense for employee and director stock options using the "intrinsic value method" and, accordingly, such expense is the aggregate difference between the fair value of its common stock and the exercise price of the options on the date that both the number of shares the grantee is entitled to receive and the exercise prices are known. Compensation expense associated with restricted stock grants to employees is equal to the market value of the shares on the date of grant and is recorded pro rata over the required holding period.

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RIVERSIDE THERAPEUTICS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Business and summary of significant accounting policies (concluded):
Stock-based compensation (concluded):
For consultants or nonemployees, the Company accounts for equity-based compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which requires the Company to adopt a "fair value" method, such as the Black-Scholes option- pricing model, to measure the expense. The expense is recognized over the period that services are performed.

Organization costs:
The Company expenses organization costs as incurred.

Note 2 - Note payable:
During the period from May 6, 2004 (date of inception) through August 31, 2004, the Company received $50,441 by issuing a series of promissory notes to Paramount BioCapital Investments, LLC, a related party, with an annual interest rate of 5% and maturation in 2007. During the same period, the Company has accrued $196 of interest.

Note 3 - Stockholders’ deficiency:
The Company issued 4,000,000 shares of $.001 par value common stock to 23 investors during May 2004 for $4,000. All of the shares were fully paid for in July 2004. The Company has 45,000,000 authorized shares of common stock and 5,000,000 authorized shares of $.001 par value preferred stock with other terms to be determined by the Company’s Board of Directors. As of August 31, 2004, no shares of preferred stock have been issued.

Note 4 - Stock option plan:
The Company has established the 2004 Stock Incentive Plan (the "Plan") in order to increase stockholder value and to advance the interests of the Company by furnishing a variety of economic incentives ("Incentives") designed to attract, retain and motivate employees, certain key consultants and directors of the Company. Incentives may consist of opportunities to purchase or receive shares of common stock of the Company on terms determined under this Plan. The Plan shall be administered by the Board of Directors of the Company or by a stock option or compensation committee (the "Committee") of the Board of Directors. Incentives under the Plan may be granted in any one or a combination of the following forms: (a) incentive stock options and nonstatutory stock options; (b) stock appreciation rights; (c) stock awards; (d) restricted stock; and (e) performance shares. The number of shares of common stock which may be issued under the Plan shall not exceed 800,000. The Plan has been approved by the Board of Directors and the Company’s stockholders.

F-8

RIVERSIDE THERAPEUTICS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Note 5 - Going concern uncertainty:
The Company’s financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company had a net loss of $8,725, negative cash flow from operating activities of $529 from its inception to August 31, 2004 and working capital and stockholders’ deficiencies as of that date. The Company’s current capital resources will probably not enable it to meet its near-term financial needs. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The ability of the Company to continue as a going concern is dependent on the Company’s ability to obtain additional financing and/or achieve profitable operations. Management believes that actions presently being taken to obtain additional financing will enable the Company to continue as a going concern.

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4,000,000 Shares

Common Stock

RIVERSIDE THERAPEUTICS, INC.

______________________

PROSPECTUS
______________________

, 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under provisions of the certificate of incorporation and bylaws of the Registrant, directors and officers will be indemnified for any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, in connection with threatened, pending or completed actions, suits or proceedings, whether civil, or criminal, administrative or investigative (other than an action arising by or in the right of the Registrant), if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, directors and officers will be indemnified for reasonable expenses in connection with threatened, pending or completed actions or suits by or in the right of Registrant if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, except in the case of certain findings by a court that such person is liable for negligence or misconduct in his or her duty to the Registrant unless such court or the Delaware Court of Chancery also finds that such person is nevertheless fairly and reasonably entitled to indemnity. The Registrant’s Certificate of Incorporation also eliminates the liability of directors of the Registrant for monetary damages to the fullest extent permissible under Delaware law.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

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Item 25. Other Expenses Of Issuance And Distribution.

The Registrant estimates that expenses payable by the Registrant is connection with the offering described in this Registration Statement will be as follows:

SEC registration fee	$100
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Printing and engraving expenses	1,000
Miscellaneous	1,000
Total	$22,100

Item 26. Recent Sales of Unregistered Securities.

In May 2004, we sold 4,000,000 shares of our common stock to 23 persons in a private placement in exchange for aggregate proceeds of $4,000. This was the Registrant’s original issuance of its capital stock following its inception. Each of the investors represented to the Registrant that it was an “accredited investor” and no general solicitation was involved in the offering. Accordingly, the Registrant relied on the exemptions from the registration requirements of the Securities Act of 1933 provided by Section 4(2) thereof and Rule 506 promulgated thereunder.

Item 27. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

3.1	Certificate of incorporation.

3.2	Bylaws, as amended to date.

4.1	Specimen common stock certificate.

5.1	Opinion of Maslon Edelman Borman & Brand, LLP.

10.1	2004 Stock Incentive Plan.

10.2	Promissory note dated June 25, 2004 issued to Paramount BioCapital Investments, LLC.

10.3	Promissory note dated August 3, 2004 issued to Paramount BioCapital Investments, LLC.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereof).

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Item 28. Undertakings.

(a)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 30, 2004.

RIVERSIDE THERAPEUTICS, INC.

By:	/s/ Michael Weiser

Michael Weiser, M.D., Ph.D. President

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Stephen C. Rocamboli and John Knox as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed as of the 30th day of September, 2004, by the following persons in the capacities indicated.

Name		Title

/s/	Michael Weiser	President and Director (Principal Executive Officer)
Michael Weiser, M.D., Ph.D.

/s/	John Knox	Treasurer (Principal Financial and Accounting Officer)
John Knox

/s/	Stephen C. Rocamboli	Secretary and Director
Stephen C. Rocamboli

/s/	David M. Tanen	Director
David M. Tanen

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EXHIBIT INDEX
Ex. No.	Description of Exhibit

3.1	Certificate of incorporation
3.2	Bylaws, as amended to date
4.1	Specimen common stock certificate
5.1	Opinion of Maslon Edelman Borman & Brand, LLP
10.1	2004 Stock Incentive Plan
10.2	Promissory note dated June 25, 2004 issued to Paramount BioCapital Investments, LLC
10.3	Promissory note dated August 3, 2004 issued to Paramount BioCapital Investments, LLC.
23.1	Consent of Independent Registered Public Accounting Firm

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